UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 19, 2008
PIONEER DRILLING COMPANY
(Exact name of registrant as specified in its charter)

Texas	1-8182	74-2088619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000, San Antonio, Texas	78209
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (210) 828-7689

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
Agreement - Joyce M. Schuldt
Letter of Resignation - C. Robert Bunch

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     As more fully described in Item 5.02, on August 19, 2008, C. Robert Bunch informed Pioneer Drilling Company (the “Company”) of his intention to resign from the Company’s Board of Directors, effective immediately. Due to Mr. Bunch’s resignation, the Company is no longer in compliance with Section 8.03(B)(2) of the American Stock Exchange (“AMEX”) Company Guide, which requires that every AMEX listed company have an audit committee of at least three members, each of whom is independent. The Company notified AMEX of these facts on August 21, 2008. The Company expects to receive a letter from AMEX confirming that the Company is not in compliance with the AMEX audit committee requirements. The Company also anticipates that, consistent with Section 8.03(B)(6)(b) of the AMEX Company Guide, the Company will be provided a cure period until the earlier of the Company’s next annual shareholders’ meeting or August 19, 2009. The Company expects to cure this deficiency within such time.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 20, 2008, Joyce M. Schuldt, Chief Financial Officer of the Company, resigned from all positions with the Company, effective August 28, 2008. In connection with such resignation, Ms. Schuldt entered into an Agreement (the “Agreement”) setting forth certain benefits she was to receive under the Company’s Key Executive Severance Plan (the “Severance Plan”), confirming other amounts owed and to be paid to her, providing for mutual releases, and addressing other matters.
     The Severance Plan and the Agreement provide for the payment of the following to Ms. Schuldt:
•	A lump-sum cash payment of $900,000.

•	Acceleration of the vesting of an aggregate of 41,666 shares of the Company’s common stock, $0.10 par value per share (the “Common Stock”), that were subject to an outstanding stock option granted to Ms. Schuldt on July 18, 2007.

•	Continuation of life and medical insurance for twelve (12) months following Ms. Schuldt’s resignation (the “Coverage Expiration Date”), and then continuation of medical insurance in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for up to an additional eighteen (18) months following the Coverage Expiration Date.

•	Acceleration of the vesting of one third of her 2008 equity award, with such one third of the award consisting of a stock option for 20,881 shares of Common Stock and a stock award for 3,645 shares of Common Stock.

•	Her cash incentive award for the period ended March 31, 2008 in the amount of $113,817.

•	A lump-sum cash payment for unpaid consulting fees and the reimbursement of relocation and other expenses.

•	Reimbursement of legal expenses as to which Ms. Schuldt has a claim for indemnification in connection with the internal investigation by the special committee of the Company’s Board of Directors and the Agreement.
     Under the terms of the Agreement, Ms. Schuldt and the Company agreed to mutually waive and release any and all claims against the other party.

     The above description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached to this report as Exhibit 10.1, and incorporated by reference herein.
     On August 21, 2008, William D. Hibbetts, age 60, was appointed as interim Chief Financial Officer of the Company. Mr. Hibbetts served as our Senior Vice President, Chief Financial Officer and Secretary from December 2003 until July 2007, at which time he was reassigned to the position of Senior Vice President and Controller—Drilling Services Division. He previously served as our Senior Vice President, Chief Accounting Officer and Secretary from May 2002 to December 2003. Mr. Hibbetts also served as one of our directors from June 1984 to May 2004.
     As indicated in Item 3.01, on August 19, 2008, C. Robert Bunch informed the Company of his intention to resign from the Company’s Board of Directors, effective immediately. Mr. Bunch served on the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Company’s Board of Directors. On May 2, 2008, Dean A. Burkhardt replaced Mr. Bunch as Chairman of the Board of Directors of the Company and will continue to serve in that capacity. Mr. Bunch indicated in his resignation letter that many of his views regarding the Company fundamentally differ from those of management and the other directors. A copy of Mr. Bunch’s resignation letter is attached as Exhibit 99.1 and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Document Description

10.1	Agreement between Joyce M. Schuldt and Pioneer Drilling Company, dated August 20, 2008

99.1	Letter of Resignation from C. Robert Bunch, dated August 19, 2008
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER DRILLING COMPANY
By:	/s/ William D. Hibbetts
William D. Hibbetts
Interim Chief Financial Officer

Dated: August 21, 2008

Exhibit Index

Exhibit No.	Document Description

10.1	Agreement between Joyce M. Schuldt and Pioneer Drilling Company, dated August 20, 2008

99.1	Letter of Resignation from C. Robert Bunch, dated August 19, 2008